Exhibit 8.2

Watson, Farley & Williams (New York) LLP
Our reference: 24435.50007/19113942 v2	1133 Avenue of the Americas New York, New York 10036
Tel (212) 922 2200 Fax (212) 922 1512
February 23, 2010
Capital Product Partners L.P. 3 Iassonos Street Piraeus, 18537 Greece

Registration Statement on Form F-3 – Prospectus Supplement

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Capital Product Partners L.P. (the “Partnership”) in connection with the issuance and sale by the Partnership of up to 6,670,000 common units representing limited partner interests in the Partnership (the “Units”) pursuant to the Registration Statement on Form F-3 (Registration No. 333-153274) filed with the U.S. Securities and Exchange Commission on August 29, 2008, as amended by Amendment No. 1 thereto filed with the Securities and Exchange Commission on October 1, 2008 (the “Registration Statement”), and the prospectus included therein (the “Basic Prospectus”), as supplemented by a prospectus supplement dated February 23, 2010 (the “Prospectus Supplement”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i) the Registration Statement;

(ii) the Basic Prospectus;

(iii) the Prospectus Supplement;

(iv) the Partnership’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009, incorporated by reference into the Prospectus Supplement (the “Annual Report”); and

(v) such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Partnership, Capital GP L.L.C. (the “General Partner”), Capital Product Operating L.L.C. (the “Operating Company”) and other affiliates of the Partnership as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed: (i) the legal capacity of each natural person, (ii) the legal existence and capacity of all non-natural persons (other than the Partnership, the Operating Company and the General Partner), (iii) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (v) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinions set forth herein, (vi) the completeness of each document submitted to us and (vii) the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any document or certificate encompassed within the due diligence review undertaken by us.

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Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253.  It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers.  A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address.  Any reference to a 'partner' means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.
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Capital Product Partners L.P.	Page 2
February 23, 2010

This opinion letter is limited to Marshall Islands Law, other than Marshall Islands securities or “blue sky” laws, as to which we express no opinion, and is as of the date hereof.  We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Basic Prospectus, the Prospectus Supplement and the Annual Report and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we hereby confirm that we have reviewed the discussion set forth in the Basic Prospectus under the captions “Material U.S. Federal Income Tax Considerations — Marshall Islands Taxation,” and “Non-United States Tax Consequences” and in the Annual Report under the caption “Item 10. Additional Information — E. Taxation — Marshall Islands Taxation” and we confirm that the statements in such discussion, to the extent they constitute summaries of law or legal conclusions, unless otherwise noted, are the opinion of Watson, Farley & Williams (New York) LLP with respect to such matters as of the date of the Prospectus Supplement and accurately states our views as to the tax matters discussed therein (except for the representations and statements of fact of the Partnership included under such captions, as to which we express no opinion).

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to the references to our firm in the Registration Statement, the Basic Prospectus and the Prospectus Supplement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

/s/ Watson, Farley & Williams (New York) LLP